Exhibit 10.6

FIRST AMENDMENT

          AGREEMENT, made this 11TH day of December, entered into between 12 SKYLINE ASSOCIATES L.L.C., a New York limited liability company, having its principal office c/o Mack-Cali Realty Corporation, 100 Clearbrook Road, Ehnsford, New York (herein referred to as “Owner”), and SMARTPROS LTD., a Delaware corporation, having an office at 12 Skyline Drive, Hawthorne, New York 10532 (herein referred to as “Tenant”).

WITNESSETH:

          WHEREAS, Owner’s predecessor-in-interest, Mack-Cali Realty, L.P., and Tenant’s predecessor in interest, Creative Visual Enterprises, Ltd., entered into a written lease agreement dated July 9, 1999 (herein referred to as the “Lease”) wherein and whereby Owner currently leases to Tenant and Tenant currently hires from Owner 17,850 square feet in the building known as 12 Skyline Drive, Hawthorne, New York, for a term which currently expires on January 31, 2010, and

          WHEREAS, the parties hereto desire to amend and extend the term of said Lease pursuant to the terms and provisions set forth below;

          NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, each to the other in hand paid, IT IS AGREED as follows:

          1. The Lease is hereby extended for a period of nine (9) years commencing February 1, 2010 and expiring on January 31, 2019 (“Renewal T crm”).

          2. As of January 1, 2009, through and including the Renewal Term, the Fixed Annual Rent shall be as follows:

Period	Yearly Rate	Monthly Installment	Annual Rate Per Rentable Sq. Ft.

January 1, 2009 to January 31, 2012	$321,300.00	$26,775.00	$18.00
February 1, 2012 to January 31, 2016	$339,150.00	$28,262.50	$19.00
February 1, 2016 to January 31, 2019	$357,000.00	$29,750.00	$20.00

Notwithstanding anything herein to the contrary, provided the Lease is in full force and effect and Tenant is not in default thereunder, Tenant shall receive a credit against each Monthly Installment of Fixed Annual Rent in the amount of $2,231.00 per month (“Monthly Rent Credit”). Said Monthly Rent Credit shall commence on January 1, 2009 and shall continue through the entire Renewal Term, unless Owner exercises its Partial Surrender option pursuant to paragraph 7 of this First Amendment, in which event the Monthly Rent Credit shall cease on the Partial Surrender Date (as defined in paragraph 7 hereof).

          3. As of January 1,2009, the Base Tax set forth in the first sentence of Section 45(i)(b) of the Lease is hereby deleted in its entirety and the following shall be substituted in place thereof:

“(b) ‘Base Tax’ is the product of the tax rates set forth on tax bills rendered for each Tax for the 2009/2010 fiscal Tax Year for fiscal year Taxes and the 2009 calendar year for calendar year Taxes multiplied by the assessed valuations of the Real Property for the 2009/2010 fiscal Tax Year for fiscal year Taxes and the 2009 calendar year for calendar year Taxes.”

          4. As of January 1.2009. the Base Index set forth in Section 46(i)(b) of the Lease is hereby deleted in its entirety and the following shall be substituted in place thereof:

“(b) ‘Base Index’ shall mean the Index for the calendar month January, 2009.”

Notwithstanding anything in the Lease to the contrary, Tenant shall not be required to pay as additional rent, any common area charge based upon the increase in the Index during calendar year 2009. By way of illustration only, if the percentage increase for the Index for January 2010 over January, 2009, is 2%, then commencing January, 2010, Tenant would be responsible for paying the sum of $535.50 (i.e. 2% of $26,775.00), payable in twelve monthly installments of$44.62 each for the then current lease year, subject to the terms and provisions of Section 46(iv) of the Lease.

1.

Owner hereby leases the demised premises to Tenant and Tenant hereby hires from Owner the demised premises in its as is condition during the Renewal Term, upon the terms and conditions set forth herein. Owner shall have no obligation to perform any work in the demised premises, except that Owner shall; at its sole cost and expense, perform the following work to the existing HVAC equipment exclusively serving the demised premises, as follows: (i) test and balance all rooftop units serving the first and second floors of the demised premises, (ii) furnish and install one new (2) ton split system for the computer room, (iii) furnish and install two zone dampers, thermostats, bypass and control panel to separate the IT department from the offices, and (iv) finnish and install one new programmable thennostat and four (4) remote sensors. During the first “airconditioning season” following the performance of Owner’s work, Tenant shall advise Owner if any of the foregoing work needs adjustment.

2.

Notwithstanding anything herein to the contrary, Owner shall reimburse Tenant in an amount not to exceed ONE HUNDRED SEVENTY EIGHT THOUSAND FIVE HUNDRED AND 001100 DOLLARS ($\78,500.00) for construction work and redecorating costs to be performed by Tenant in the demised premises (“Owner’s Reimbursement”). Provided Tenant is not in default under the Lease, Owner’s Reimbursement shall be made promptly after Owner’s receipt of paid invoices evidencing the cost of the work performed, but in no event prior to January 1, 2009. Subject to the foregoing conditions, Tenant shall be entitled to receive Owner’s Reimbursement at any time during the Renewal Term. Such work by Tenant shall comply with the terms of the Lease, including Articles 3 and 56. If Owner exercises its Partial Surrender option pursuant to Paragraph 7 below, Tenant will be entitled to an “Additional Owner’s Reimbursement” as set forth therein.

3.

Owner shall have the option, at any time commencing July 1, 2009 through and including June 30, 2012, upon giving Tenant at least six (6) month’s prior written notice (“Partial Surrender Notice”), to elect to delete from the demised premises space on the first floor of the building, as shown on the floor plan attached and made a part hereof as Exhibit A-I (“Surrendered Premises”). If the Surrendered Premises are deleted from the demised premises, then effective as of the date of such deletion of space (“Partial Surrender Date”), the following shall be applicable to the remaining premises (the “Remaining Premises”):

          a) If Owner exercises its option, Owner’s notice to Tenant shall state the number of square feet in the Surrendered Premises, which shall be binding upon Tenant unless Tenant notifies Owner within thirty (30) days that it has elected to have its architect measure the Surrendered Premises, as hereinafter provided. Tenant shall have the right, at Tenant’s sole expense, within thirty (30)days following Tenant’s receipt of Owner’s notice, to have its own architect measure the Surrendered Premises. If the parties are unable to agree on the number of square feet in the Surrendered Premises within thirty (30) days of Tenant’s architect’s measurement, then upon the request of either party, they shall jointly select an independent architect to determine the size of the Surrendered Premises, whose decision shall be final and binding upon the parties. If the parties are unable to agree on the third person to act as independent architect within a fifteen (15) day period, the third person shall be appointed by the American Arbitration Association, upon the application of Owner or Tenant to the office of the Association nearest the Building. Each of the parties shall bear fifty percent (50%) of the cost of appointing the independent architect.

          b) The Fixed Annual Rent payable under the Lease shall he decreased by an amount equal to the Fixed Annual Rent that would otherwise have been due and payable for the Surrendered Premises for the balance of the term of the Lease had Owner not exercised its rights hereunder.

          c) Tenant’s Proportionate Share set forth in Article 30 and Section 45(i) (c) of the Lease shall be decreased by 2.12% for each 1,000 square feet of rentable area in the Surrendered Premises.

          d) The amount to be used in the common area maintenance charge set forth in Section 46(iii) of the Lease shall be recalculated based upon the munber of square feet of rentable area in the Remaining Premises (i.e. the sum of $26,775.00 shall he decreased by $1.50 per square foot of rentable area in the Surrendered Premises).

          e) The number of parking spaces for employee cars set forth in Article 44(a) of the Lease shall be decreased by two (2) spaces for each 1,000 square feet of rentable area in the Surrendered Premises.

          1) Tenant shall be responsible at Tenant’s sole cost and expense for the relocation of its furniture and equipment from the Surrendered Premises and surrendering same to Owner on or before the Partial Surrender Date.

          g) Owner shall, at its sole cost and expense, construct a demising wall, perform all electrical work and any other work necessary to separate the Surrendered Premises from the Remaining Premises, as shown on Exhibit A-I attached hereto and made a part hereof. All work will be building standard. Tenant shall afford Owner access to perform such work without same constituting an eviction or otherwise entitling Tenant to any abatement of rent or otherwise. Tenant shall cooperate with Landlord during the performance of Owner’s work by relocating all furniture, equipment and related personnel, as necessary, to allow Owner access to perform its work.

          h) Tenant shall be entitled to an additional reimbursement construction work to be performed by Tenant in the demised premises in the amount of Two and 00/100 Dollars ($2.00) for each square foot of rentable area in the Remaining Premises (“Owner’s Additional Reimbursement”).

          i) The Monthly Rent Credit shall cease as of the Partial Surrender Date.

          j) Tenant shall deliver the Surrendered Premises to Owner in vacant broom clean condition and otherwise in the condition called for in the Lease on the Partial Surrender Date. As of the Partial Surrender Date, Tenant shall have no further obligation to Owner with respect to the Surrendered Premises, except for obligations accrued prior to the Partial Surrender Date, and all Lease provisions applicable as of the natural expiration of the Lease shall apply with respect to the Surrendered Premises.

          k) Promptly following Owner’s giving of the Partial Surrender Notice, the parties shall execute an amendment to the Lease confirming the deletion of the Surrendered Premises from the demised premises.

8. The Lease is further modified as follows:

          a) Section 58(h) is amended by adding the following:

Provided that Tenant has contracted with Owner for such maintenance as of the commencement date of the Renewal Term, Owner shall guarantee the air conditioning units exclusively servicing the demised premises for the Renewal Term. Such guarantee shall not extend to cover any negligence by Tenant.

          b) The reference in the second paragraph of Section 59(g) of the Lease to

“$15,000,000.00” shall be deleted and “$10,000,000.00” shall be substituted in its place and stead.

                    c) As of January 1, 2009, notwithstanding anything in Article 37 of the Lease to the contrary, Owner shall be responsible for replacing all broken exterior plate glass, at Owner’s sole cost and expense, unless such plate glass is damaged by Tenant.

d) Article 60 (Option for Additional Space) is hereby deleted in its entirety.

9. Tenant agrees not to disclose the terms, covenants, conditions or other facts with respect to this First Amendment, including, but not limited to, the Fixed Annual Rent, to any person, corporation, partnersllip, association, newspaper, periodical or other entity, except to Tenant’s Board Members, lawyers and accountants or as required by law, tax or accounting requirements or SEC rules and guidelines, or any other valid business purpose. This non-disclosure and confidentiality agreement shall be binding upon Tenant without limitation as to time, and a breach of this paragraph shall constitute a material breach under the Lease.

10. The Tenant represents that it has dealt with no broker in connection with this First Amendment and agrees to indemnify, defend and hold Owner harmless from any and all claims of any broker arising out of or in connection with negotiations of, or entering into of, this First Amendment.

11. Tenant hereby represents to Owner that (i) there exists no default under the Lease either by Tenant or Owner; (ii) Tenant is entitled to no credit, free rent or other offset or abatement of the rents due under the Lease; and (iii) there exists no offset, defense or counterclaim to Tenant’s obligation under the Lease.

12. Except as otherwise set forth herein, all the other terms and provisions contained in the Lease shall remain in full force and effect.

13. It is understood and agreed that this First Amendment is submitted to the Tenant for signature with the understanding that it shall not bind the Owner unless and until it has been executed by the Owner and delivered to the Tenant or Tenant’s attorney.

14. The Lease, as hereby amended, shall be binding upon the parties hereto, their successors and assigns.

          IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.